For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Third Quarter 2024 Results

Earnings Call Webcast to Discuss Third Quarter Financial Results

Scheduled to Post to Corporate Website on Monday,  November  18, 2024

NEW YORK - November 14, 2024 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the third quarter ended September 30, 2024.

Third Quarter 2024 Summary Results

The Company’s third quarter 2024 key financial operating metrics – Total Revenues, Operating Income and Adjusted EBITDA – were all materially stronger than the previous three quarters, indicating that the lingering impacts of the 2023 Hollywood Strikes and the COVID-19 pandemic are coming to an end.

During the third quarter 2024, record setting movies Inside Out 2 and Deadpool & Wolverine, together with Twisters, Despicable Me 4,  Beetlejuice and Beetlejuice and It Ends with Us, helped the Company deliver the best operating quarter in 2024 and drove the third quarter 2024 Australian Cinema Revenues to be the highest third quarter on record. Overall, however, the third quarter 2023 ended up being a stronger quarter compared to Q3 2024 due to (i) the 10% reduction in U.S. screen count reflecting the closure of four underperforming theaters and (ii) the stronger performance in Q3 2023 of the U.S. specialty circuit, where we had key New York City runs of Oppenheimer in 70mm and a generally stronger specialty film slate with movies like Past Lives and Asteroid City.

For the third quarter 2024, despite a decrease in Revenues, our global Real Estate division reported a 52% increase in Operating Income compared to the same period in 2023, as a result of an overall decrease in operating expenses along with decreased depreciation and amortization across each country’s real estate division. The third quarter 2024 Real Estate Operating Income of our global Real Estate division was the highest since Q3 2019.

Key Financial Results – Third Quarter 2024

•	Total Revenues were $60.1 million compared to $66.6 million in Q3 2023.
•	Operating Loss was $0.2 million compared to Operating Income of $1.0 million in Q3 2023.
•	Adjusted EBITDA was $2.9 million compared to Adjusted EBITDA of $6.1 million in Q3 2023.
•	Basic loss per share was $0.31 compared to a loss of $0.20 in Q3 2023.
•	Net loss attributable to Reading was $6.9 million compared to a loss of $4.4 million in Q3 2023.

Key Financial Results – Nine Months of 2024

•	Total Revenues were $152.0 million compared to $177.4 million for the first nine months of 2023.
•	Operating Loss was $12.1 million compared to a loss of $5.1 million for the same period in 2023.
•	Adjusted EBITDA loss was $1.3 million compared to Adjusted EBITDA of $10.0 million for the same period in 2023.
•	Basic loss per share was $1.32 compared to a loss of $0.82 for the first nine months of 2023.
•	Net loss attributable to Reading was $29.5 million compared to a loss of $18.3 million for the same period in 2023.

During the third quarter 2024, our revenues were positively impacted by foreign exchange in that both the Australian and New Zealand dollar average exchange rates slightly strengthened against the U.S. dollar by 2.3% and 1.1%, respectively, compared to Q3 2023.

President and Chief Executive Officer, Ellen Cotter said, “While our quarterly results were not as strong as the third quarter 2023, we are confident in the overall improved trajectory of our cinema business. The upcoming holiday movie slate including Red One,  Wicked, Moana 2, Gladiator 2, Mufasa: Lion King and Sonic the Hedgehog 3, looks encouraging for our commercial cinemas, while Anora,  The Room Next Door and The Brutalist will support our Angelika circuit.

Ms. Cotter added, "Over the last three months, we have been proactively managing our upcoming debt maturities by modifying four outstanding loans.  These steps, together with the two most recent rate cuts by the U.S. Federal Reserve Bank (50 basis points in September and 25 basis points in November) will reduce our overall interest expense in the short term.  Additionally, we continue to work to improve our liquidity and reduce outstanding debt by proceeding with the sales of additional real estate assets: our industrial property in Williamsport, Pennsylvania, Cannon Park in Townsville, Australia, our properties in Wellington New Zealand and our Rotorua land and building in New Zealand.”

Key Points

Cinema Business

•

Our Q3 2024 financial results decreased compared to the same period in 2023: (i) global cinema revenue decreased 10% to $56.4 million and (ii) global cinema operating income decreased to $2.3 million from operating income of $4.4 million. Our global cinema financial results for the nine months ending September 30, 2024, were likewise impacted compared to the first nine months of 2023: (i) global cinema revenue decreased by 15% to $140.6 million and (ii) global cinema segment operating loss increased to $3.1 million vs. income of $4.3 million.

•

Despite the serious headwinds imposed by the 2023 Hollywood Strikes and the pandemic, (i) Australian cinema revenue of $24.7 million was the highest third quarter and second highest quarter for Australia since Q3 2019 and (ii) the Q3 2024 operating income of $2.9  million from our Australian Cinema division represented the second highest third quarter since Q4 2019, only behind Q3 2023.

•

From an operational perspective, with respect to our food and beverage (“F&B”) efforts: (i) the Q3 2024 sales per person (“SPP”) of our Australian cinema division ranked the highest quarter ever, (ii) our New Zealand cinema division’s F&B SPP set a record for the highest third quarter ever, and (iii) excluding the third quarter in 2020 when many theaters remained closed due to the pandemic, the U.S. cinema division’s third quarter F&B SPP ranked the  highest third quarter ever.

•

Our U.S. cinema division also set a third quarter record with our highest box office per capita of any third quarter. As we have stated, to further improve the overall profitability of our U.S. Cinema division, we closed four underperforming cinemas in the last twelve months, one in Texas in Q2 2024, two theatres in Hawaii in Q3 2023, and one in Northern California in Q4 2023. These closures contributed to our revenue decline compared to the prior year, however, we believe these closures will improve our long-term profitability.

•

As has previously been reported, demonstrating our long-term belief in the cinema industry, our Board has authorized management to proceed with the negotiation of a lease for a new Reading Cinema in Noosa (Queensland) in Australia.

Real Estate Business

•

With respect to our global real estate business: (i) our global real estate revenue decreased slightly by 3% to $4.9 million and (ii) global operating income increased 52% to $1.4 million from $920K in Q3 2023. Our global real estate business financial results for the nine months ended September 30, 2024, compared to the first nine months of 2023 followed a similar trajectory: (i) our global real estate revenue decreased by 3% to $14.8 million and (ii) operating income of $3.2 million increased slightly by 1%.

•

The 2024 revenue declines compared to 2023 were primarily attributable to (i) the monetization of our Culver City office building and our Maitland property (NSW), in the first quarter of 2024 and the fourth quarter of 2023, respectively, and the related elimination of rental revenue associated with those assets,  (ii) a decrease in the Total Revenues from our Live Theaters, and (iii) an increase in our legal expenses related to our Pennsylvania assets.  Reflective of a 95% occupancy rate for our 74 third party tenant Australian portfolio, in Q3 2024 our Australian real estate division delivered the second highest third-quarter operating income in Reading’s history.  These achievements come despite the June 2021 sale of our Auburn/RedYard (NSW) property in Australia, which had 17 third party tenants.

Balance Sheet and Liquidity

As of September 30, 2024,

•	Our cash and cash equivalents were $10.1 million.
•

Our total gross debt was $215.0 million, which increased $4.7 million since December 31, 2023. This increase was primarily due to the new Bridge loan of A$20.0 million from NAB, and an increase of NZ$5.0 million to our existing Westpac loan, offset by (i) the Citizens loan payoff of $8.4 million due to the sale of our Culver City office building in early 2024, and (ii) the scheduled principal repayments totaling $4.0 million on our Bank of America loan.

•	Our assets had a total book value of $495.7 million, compared to a book value of $533.1 million as of December 31, 2023.

Through Q3 2024, we worked closely with certain lenders to amend our existing debt facilities and extend upcoming maturity dates.

•

On August 1, 2024, we extended our loan securing our NYC live theaters by one year to June 1, 2025. The new amendment required a $250,000 principal repayment in August 2024, and another $250,000 principal paydown is due on or before January 1, 2025.

•	On August 13, 2024, we increased our credit line at Westpac in New Zealand by NZ$5.0 million.
•	In October 2024, we amended our Bank of America/Bank of Hawaii loan to, among other things, defer the monthly principal payments of $500,000 in October, November and December 2024 to the end of 2024.
•	In October 2024, we amended our loan on the Cinemas 123 to provide for two further six-month extensions, the first of which we exercised.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on or before Monday,  November 18, 2024, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by November 15, 2024 by 5:00 p.m. Eastern Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres and the Angelika brand. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments, including Newmarket Village in Brisbane, Australia, and 44 Union Square in New York City, are maintained in special purpose entities.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2024 and 2025 and our revenue expectations relating to such movie releases; our expectations regarding our monetization of our fee interests under our cinemas and our other real estate assets; our beliefs regarding the upcoming movie slates, the refocus of film distributors and its impact on our business; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue
Cinema	$56,357	$62,688	$140,570	$165,731
Real estate	3,733	3,875	11,381	11,694
Total revenue	60,090	66,563	151,951	177,425
Costs and expenses
Cinema	(49,371)	(53,278)	(129,509)	(146,297)
Real estate	(2,106)	(2,281)	(6,801)	(6,600)
Depreciation and amortization	(3,926)	(4,580)	(12,142)	(13,908)
General and administrative	(4,933)	(5,405)	(15,626)	(15,693)
Total costs and expenses	(60,336)	(65,544)	(164,078)	(182,498)
Operating income (loss)	(246)	1,019	(12,127)	(5,073)
Interest expense, net	(5,229)	(5,072)	(15,766)	(14,063)
Gain (loss) on sale of assets	(208)	—	(1,324)	—
Other income (expense)	(715)	267	(592)	356
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(6,398)	(3,786)	(29,809)	(18,780)
Equity earnings of unconsolidated joint ventures	71	217	164	443
Income (loss) before income taxes	(6,327)	(3,569)	(29,645)	(18,337)
Income tax benefit (expense)	(700)	(896)	(321)	(313)
Net income (loss)	$(7,027)	$(4,465)	$(29,966)	$(18,650)
Less: net income (loss) attributable to noncontrolling interests	(111)	(65)	(481)	(361)
Net income (loss) attributable to Reading International, Inc.	$(6,916)	$(4,400)	$(29,485)	$(18,289)
Basic earnings (loss) per share	$(0.31)	$(0.20)	$(1.32)	$(0.82)
Diluted earnings (loss) per share	$(0.31)	$(0.20)	$(1.32)	$(0.82)
Weighted average number of shares outstanding–basic	22,426,184	22,273,423	22,394,385	22,208,757
Weighted average number of shares outstanding–diluted	23,202,192	23,513,715	23,265,575	23,449,049

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2024	2023
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$10,083	$12,906
Restricted cash	1,400	2,535
Receivables	5,435	7,561
Inventories	1,705	1,648
Prepaid and other current assets	2,528	2,881
Land and property held for sale	37,895	11,179
Total current assets	59,046	38,710
Operating property, net	225,065	262,417
Operating lease right-of-use assets	170,549	181,542
Investment and development property, net	—	8,789
Investment in unconsolidated joint ventures	4,294	4,756
Goodwill	25,715	25,535
Intangible assets, net	1,841	2,038
Deferred tax asset, net	238	299
Other assets	8,938	8,965
Total assets	$495,686	$533,051
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$44,636	$43,828
Film rent payable	3,601	6,038
Debt - current portion	52,624	34,484
Subordinated debt - current portion	—	586
Taxes payable - current	177	1,376
Deferred revenue	9,728	10,993
Operating lease liabilities - current portion	22,182	23,047
Other current liabilities	6,588	6,731
Total current liabilities	139,536	127,083
Debt - long-term portion	134,070	146,605
Derivative financial instruments - non-current portion	269	—
Subordinated debt, net	27,339	27,172
Noncurrent tax liabilities	6,772	6,586
Operating lease liabilities - non-current portion	170,127	180,898
Other liabilities	12,967	11,711
Total liabilities	$491,080	$500,055
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,681,705 issued and 20,745,594 outstanding at September 30, 2024 and
33,602,627 issued and 20,666,516 outstanding at December 31, 2023	238	237
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2024 and December 31, 2023	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	157,132	155,402
Retained earnings/(deficits)	(108,974)	(79,489)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(2,831)	(2,673)
Total Reading International, Inc. stockholders’ equity	5,175	33,087

Noncontrolling interests	(569)	(91)
Total stockholders’ equity	4,606	32,996
Total liabilities and stockholders’ equity	$495,686	$533,051

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,		% Change Favorable/	September 30,		% Change Favorable/
(Dollars in thousands)	2024	2023	(Unfavorable)	2024	2023	(Unfavorable)
Segment revenue
Cinema
United States	$27,816	$34,232	(19)%	$70,601	$90,058	(22)%
Australia	24,745	24,186	2%	60,612	64,338	(6)%
New Zealand	3,796	4,270	(11)%	9,357	11,335	(17)%
Total	$56,357	$62,688	(10)%	$140,570	$165,731	(15)%
Real estate
United States	$1,444	$1,614	(11)%	$4,412	$5,002	(12)%
Australia	3,082	3,063	1%	9,342	9,191	2%
New Zealand	372	380	(2)%	1,090	1,145	(5)%
Total	$4,898	$5,057	(3)%	$14,844	$15,338	(3)%
Inter-segment elimination	(1,165)	(1,181)	1%	(3,463)	(3,644)	5%
Total segment revenue	$60,090	$66,564	(10)%	$151,951	$177,425	(14)%
Segment operating income (loss)
Cinema
United States	$(861)	$331	(>100)%	$(5,390)	$(3,182)	(69)%
Australia	2,918	3,513	(17)%	2,337	6,372	(63)%
New Zealand	252	551	(54)%	(75)	1,066	(>100)%
Total	$2,309	$4,395	(47)%	$(3,128)	$4,256	(>100)%
Real estate
United States	$(75)	$(229)	67%	$(645)	$(214)	(>100)%
Australia	1,602	1,333	20%	4,521	3,972	14%
New Zealand	(131)	(184)	29%	(642)	(546)	(18)%
Total	$1,396	$920	52%	$3,234	$3,212	1%
Total segment operating income (loss) (1)	$3,705	$5,315	(30)%	$106	$7,468	(99)%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2024	2023	2024	2023
Net Income (loss) attributable to Reading International, Inc.	$(6,916)	$(4,400)	$(29,485)	$(18,289)
Add: Interest expense, net	5,229	5,072	15,766	14,063
Add: Income tax expense (benefit)	700	896	321	313
Add: Depreciation and amortization	3,926	4,580	12,142	13,908
Adjustment for infrequent events and discontinued operations	—	—	—	—
EBITDA	$2,939	$6,148	$(1,256)	$9,995
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$2,939	$6,148	$(1,256)	$9,995

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2024	2023	2024	2023
Segment operating income (loss)	$3,705	$5,315	$106	$7,468
Unallocated corporate expense
Depreciation and amortization expense	(106)	(172)	(305)	(527)
General and administrative expense	(3,845)	(4,124)	(11,928)	(12,014)
Interest expense, net	(5,229)	(5,072)	(15,766)	(14,063)
Equity earnings of unconsolidated joint ventures	71	217	164	443
Gain (loss) on sale of assets	(208)	—	(1,324)	—
Other income (expense)	(715)	267	(592)	356
Income (loss) before income tax expense	$(6,327)	$(3,569)	$(29,645)	$(18,337)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.